Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman / Scott Eckstein 212.477.8438 / 212.477.8261 lberman@igbir.com / seckstein@igbir.com

Compass Diversified Holdings Reports
First Quarter 2017 Financial Results

Completes Accretive Add-On Acquisition for Clean Earth and Divestiture of Fox Factory Holding Corp., Increasing Total Gains Realized for Shareholders to Over $770 Million

Westport, Conn., May 3, 2017 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended March 31, 2017.

First Quarter 2017 Highlights

•
Reported Cash Used in Operating Activities of $1.4 million for the first quarter of 2017, and Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $14.9 million for the first quarter of 2017;

•	Reported net loss of $21.1 million for the first quarter of 2017;

•	Paid a first quarter 2017 cash distribution of $0.36 per share in April 2017, bringing cumulative distributions paid to $14.9952 per share since CODI’s IPO in May of 2006;

•	Appointed Sally McCoy to the Company’s Board of Directors;

•	Sold a total of 5,108,718 shares of Fox Factory Holding Corp. (“FOX”) common stock, with total net proceeds of approximately $136.1 million; and

•	Completed the accretive add-on acquisition of AERC Recycling Solutions (“AERC”) by CODI's subsidiary Clean Earth, Inc. (“Clean Earth”).

“During the first quarter, our leading middle market businesses generated stable operating results that were consistent with management’s expectations,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “These results reflect strong performances at our Clean Earth, Sterno Products, ERGObaby and 5.11 subsidiaries, with each reporting year-over-year, double-digit revenue increases.”

Mr. Offenberg added, “We continued to reinvest in our current subsidiaries during the quarter with the accretive add-on acquisition of AERC, which expands Clean Earth’s waste processing capabilities and creates new cross-selling opportunities. Complementing this, we strengthened our balance sheet by monetizing our remaining investment in FOX, increasing gains we have realized for shareholders to over $770 million. With our substantial liquidity, CODI is well positioned to pursue both platform and add-on acquisitions that build long-term value and support cash distributions for our shareholders.”

Operating Results
For the quarter ended March 31, 2017, CODI reported Cash Used in Operating Activities of $1.4 million, as compared to Cash Provided by Operating Activities of $6.0 million for the quarter ended March 31, 2016. CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $14.9 million for the quarter ended March 31, 2017, as compared to $13.6 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for the quarters ended March 31, 2017 and March 31, 2016 were 59.9 million and 54.3 million, respectively.

Cash Flow for the first quarter of 2017 reflects year-over-year earnings growth in the Company’s Clean Earth, Sterno Products, ERGObaby and 5.11 businesses, offset by declines at the Company’s other businesses.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled over $770 million since going public in 2006.

Net loss for the quarter ended March 31, 2017 was $21.1 million, as compared to net loss of $15.0 million for the quarter ended March 31, 2016. During the first quarter, CODI finalized the goodwill impairment testing at its Arnold subsidiary that had been recorded on a preliminary basis in the fourth quarter of 2016, and recorded an additional $8.9 million goodwill impairment expense.

Liquidity and Capital Resources
As of March 31, 2017, CODI had approximately $115.3 million in cash and cash equivalents, $564.2 million outstanding on its term loan facility and no outstanding borrowings under its revolving credit facility. The Company has no significant debt maturities until 2019 and had net borrowing availability of $546.1 million at March 31, 2017 under its revolving credit facility.

During the first quarter of 2017, the Company sold its remaining shares in its former subsidiary FOX in a secondary public offering for total net proceeds of approximately $136.1 million. Including this divestiture, CODI has realized approximately $525 million in proceeds from its investment in FOX.

First Quarter 2017 Distribution
On April 6, 2017, CODI’s Board of Directors declared a first quarter distribution of $0.36 per share. The cash distribution was paid on April 27, 2017 to all holders of record as of April 20, 2017. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $14.9952 per share.

Conference Call
Management will host a conference call on Thursday, May 4, 2017 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 4981969. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com. A replay of the call will be available through May 11, 2017. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 4981969.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow from Operating Activities on the attached schedules. We consider Net Income and Cash Flow from Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our eight majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2016 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2017	2016
(in thousands)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$115,281	$39,772
Accounts receivable, net	172,885	181,191
Inventories	208,326	212,984
Prepaid expenses and other current assets	18,234	18,872
Total current assets	514,726	452,819
Property, plant and equipment, net	143,172	142,370
Investment in FOX	—	141,767
Goodwill and intangible assets, net	1,019,456	1,030,848
Other non-current assets	9,153	9,351
Total assets	$1,686,507	$1,777,155

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$147,565	$152,553
Due to related party	542	20,848
Current portion, long-term debt	5,685	5,685
Other current liabilities	13,013	23,435
Total current liabilities	166,805	202,521
Deferred income taxes	103,232	110,838
Long-term debt	545,536	551,652
Other non-current liabilities	16,500	17,600
Total liabilities	832,073	882,611
Stockholders' equity
Total stockholders' equity attributable to Holdings	814,323	856,405
Noncontrolling interests	40,111	38,139
Total stockholders' equity	854,434	894,544
Total liabilities and stockholders’ equity	$1,686,507	$1,777,155

Compass Diversified Holdings Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended
(in thousands, except per share data)	March 31, 2017	March 31, 2016

Net sales	$289,992	$193,287
Cost of sales	195,659	129,168
Gross profit	94,333	64,119
Operating expenses:
Selling, general and administrative expense	78,723	42,287
Management fees	7,848	6,371
Amortization expense	10,310	7,380
Impairment expense	8,864	—
Operating income (loss)	(11,412)	8,081
Other income (expense):
Interest expense, net	(7,136)	(11,462)
Loss on investment	(5,620)	(10,623)
Amortization of debt issuance costs	(933)	(570)
Other income (expense), net	(22)	3,256
Loss from continuing operations before income taxes	(25,123)	(11,318)
Provision (benefit) for income taxes	(3,648)	3,296
Net loss from continuing operations	(21,475)	(14,614)
Loss from discontinued operations, net of income tax	—	(413)
Gain on sale of discontinued operations, net of tax	340	—
Net loss	(21,135)	(15,027)
Less: Income from continuing operations attributable to noncontrolling interest	470	1,137
Less: Income (loss) from discontinued operations attributable to noncontrolling interest	—	(141)
Net loss attributable to Holdings	$(21,605)	$(16,023)

Basic and fully diluted income (loss) per share
Continuing operations	$(0.61)	$(0.31)
Discontinued operations	0.01	—
	$(0.60)	$(0.31)

Basic and fully diluted weighted average number of shares outstanding	59,900	54,300

Cash distributions declared per share	$0.36	$0.36

Compass Diversified Holdings Summarized Statement of Cash Flows (unaudited)

	Three Months Ended
(in thousands)	March 31, 2017	March 31, 2016
Net cash (used in) provided by operating activities	$(1,414)	$6,025
Net cash provided by investing activities	120,015	5,847
Net cash used in financing activities	(42,896)	(22,141)
Effect of foreign currency on cash	(196)	(3,033)
Net increase (decrease) in cash and cash equivalents	75,509	(13,302)
Cash and cash equivalents — beginning of period	39,772	85,869
Cash and cash equivalents — end of period	$115,281	$72,567

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended
(in thousands)	March 31, 2017	March 31, 2016
Net loss	$(21,135)	$(15,027)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	31,395	14,908
Impairment expense	8,864	—
Gain on sale of businesses, net	(340)	—
Amortization of debt issuance costs and original issue discount	1,199	738
Unrealized (gain) loss on derivatives	(229)	7,228
Loss on investment in FOX	5,620	10,623
Noncontrolling stockholders charges	1,452	1,189
Provision for loss on receivables	3,318	130
Other	318	(191)
Deferred taxes	(7,634)	214
Changes in operating assets and liabilities	(24,242)	(13,787)
Net cash (used in) provided by operating activities	(1,414)	6,025
Plus:
Unused fee on revolving credit facility	777	500
Successful acquisition costs	—	489
Integration services fee (1)	875	250
Changes in operating assets and liabilities	24,242	13,787
Less:
Maintenance capital expenditures (3)	4,731	3,684
Payment on swap	1,089	500
Realized gain from foreign currency effect (2)	390	3,079
Other (4)	3,356	187
Estimated cash flow available for distribution and reinvestment	$14,914	$13,601

Distribution paid in April 2017/2016	$21,564	$19,548

(1)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(2)	Reflects the foreign currency transaction gain/ loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(3)	Excludes growth capital expenditures of approximately $3.9 million and $0.7 million for the three months ended March 31, 2017 and 2016, respectively.

(4)	Includes amounts for the establishment of accounts receivable reserves related to a retail customer who filed bankruptcy during the first quarter of 2017.